EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

ANNTAYLOR STORES CORPORATION:


     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 33-52941 of AnnTaylor Stores Corporation on Form S-3 of our report dated March 25, 1994, appearing in the Annual Report on Form 10-K of AnnTaylor Stores Corporation for the fiscal year ended January 29, 1994, and to the use of our report dated March 25, 1994, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE


New Haven, Connecticut
May 9, 1994